Exhibit 107

The prospectus to which this Exhibit is attached is a final prospectus for the related offerings. The maximum aggregate offering price for each offering is as follows:

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with respect to notes linked to the S&P 500® Value Index, $3,714,000; and
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with respect to notes linked to the Russell 2000® Index, $641,000.